                                                                      EXHIBIT 99
(DUSA LOGO)

INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)
FOR RELEASE AT 6:30 A.M.

                          DUSA PHARMACEUTICALS REPORTS
               FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS
                            AND CORPORATE HIGHLIGHTS

           RECORD KERASTICK(R) SALES HIGHLIGHT FOURTH QUARTER RESULTS

WILMINGTON, MA. FEBRUARY 6, 2006 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) reported today fourth quarter and full year 2005 financial results and corporate highlights. During the fourth quarter and full year, the Company's revenues from product sales were $3,348,000 and $11,337,000 respectively, compared to $2,545,000 and $7,988,000 respectively in the comparable 2004 periods, reflecting record Kerastick(R) sales of the Company's Levulan(R) photodynamic therapy in dermatology.

CORPORATE HIGHLIGHTS:

Levulan(R) Kerastick(R) unit sales to end-users totaled 31,506 and 100,668 in the three and twelve month periods ended December 31, 2005, respectively. This represents an increase from 26,322 and 76,482 Kerastick(R) units sold in the three and twelve month periods ended December 31, 2004.

The net number of BLU-U(R) units placed in doctors' offices during the fourth quarter of 2005 was 122. As of the end of 2005, there were 1,337 units in doctor's offices as compared with 914 units in doctor's offices at December 31, 2004.

Bob Doman, DUSA's President and COO, stated "We are very pleased with the record Kerastick(R) sales results during the fourth quarter, which pushed total 2005 Kerastick(R) sales over 100,000 units, and total revenues over $11.3 million. We believe the positive fourth quarter results can be attributed to a number of factors, including continued market penetration of Levulan(R) PDT with the addition of 256 new customers, positive impact of our actions taken to protect our intellectual property, the anticipated normalization of inventory levels at physicians offices, a 5% price increase that became effective January 1, 2006, additional peer-reviewed journal articles and presentations at medical conferences related to our therapy, and the increased effectiveness of the expanded sales organization, many of whom were hired in the first half of this year. As we are also benefiting from decreased expenses, following our third quarter 2005 restructuring, the positive combination of increased revenues and decreased expenses led to a significant reduction in our net loss for the quarter."

"During the quarter, we also concluded the clinical portion of our Phase II trials using Levulan(R) PDT in the treatment of acne and photo-damaged skin, respectively. Top-line acne results were issued last week. We continue to analyze the data and will incorporate the results into the next phase of our clinical development plan for Levulan(R) in acne. We expect that the results of the photodamage trial should be ready for release in the next few weeks."

"We are also very pleased to have recently completed our distribution agreement with Stiefel Laboratories on Levulan(R) PDT in dermatology for Latin America; and we continue to work towards closing the Sirius Laboratories merger transaction during the first quarter of 2006," Mr. Doman concluded.

FINANCIAL HIGHLIGHTS:

For the three months ended December 31, 2005, DUSA's net loss was ($2,233,000), or ($0.13) per common share, compared to a loss of ($4,056,000), or ($0.24) per common share for the comparable 2004 period. For the twelve months ended December 31, 2005, DUSA's net loss was ($14,999,000), or ($0.89) per common share, compared to a loss of ($15,629,000), or ($0.96) per common share for the comparable 2004 period.

Revenues for the three and twelve month periods ended December 31, 2005 were $3,348,000 and $11,337,000, compared to $2,545,000 and $7,988,000 in the comparable 2004 periods and were comprised of the following:

                                 THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                     DECEMBER 31,                DECEMBER 31,
                                     ------------                ------------
                                  2005           2004         2005           2004
                                  ----           ----         ----           ----
KERASTICK(R) PRODUCT SALES
     United States             $ 2,568,000   $ 1,937,000   $ 7,957,000   $ 5,450,000
     Canada                        242,000       217,000       935,000       402,000
                               -----------   -----------   -----------   -----------
         Total                 $ 2,810,000   $ 2,154,000   $ 8,892,000   $ 5,852,000

BLU-U(R) PRODUCT SALES
     United States             $   442,000   $   314,000   $ 1,930,000   $ 1,795,000
     Canada                         96,000        77,000       515,000       341,000
                               -----------   -----------   -----------   -----------
         Total                 $   538,000   $   391,000   $ 2,445,000   $ 2,136,000

                               -----------   -----------   -----------   -----------
         Total product sales   $ 3,348,000   $ 2,545,000   $11,337,000   $ 7,988,000
                               ===========   ===========   ===========   ===========


The increase in 2005 Kerastick(R) revenues was driven mainly by increased volumes; as well as an increase in our average net selling price, which increased to $89.18 during the quarter ended December 31, 2005 from $81.80 for the comparable 2004 period. Fourth quarter of 2005 end-user Levulan(R) Kerastick(R) net sales to physicians totaled 31,506 Kerastick(R) units, including 28,038 sold in the United States and 3,468 sold in Canada, versus 26,322 in the fourth quarter of 2004, including 22,944 sold in the United States and 3,378 sold in Canada. The increase in 2005 BLU-U(R) revenues was also driven by an increase in our average selling price, which increased to $7,145 during the fourth quarter of 2005 from $6,872 for the comparable 2004 period. There were 74 units sold during the fourth quarter of 2005 versus 57 units in the comparable 2004 period.


Total product gross margins for the three and twelve month periods ended December 31, 2005 were $1,916,000 or 57% and $5,124,000 or 45%, respectively, as compared to $1,283,000 or 50% and $4,113,000 or 51% for the comparable 2004 periods. Kerastick(R) margins increased on a pure dollar value basis to $1,868,000 in the fourth quarter of 2005 from $1,352,000 in the comparable 2004 period, and on a percentage basis to 66% from 63%. This increase in margin percentage is due to increased sales volumes and pricing. Our long-term goal is to achieve much higher gross margins on Kerastick(R) sales, which we believe will be significantly dependent on increased volume. BLU-U(R) gross margins were $49,000 or 9% for the fourth quarter of 2005 versus ($69,000) or (18%) in 2004. The increase in margins was due to increased pricing and lower overhead costs assigned to the product line as a result of the corporate restructuring which occurred earlier in the year. Our short-term strategy is to stay at or near break-even on device sales in an effort to drive Kerastick(R) sales volumes. However, our longer term goal is to move towards a reasonable profit margin on all device sales.

Total operating costs for the three and twelve month periods ended December 31, 2005 were $4,477,000 and $21,511,000, respectively as compared to $5,794,000 and
$21,321,000 in the comparable 2004 periods.

Research and development costs for the three and twelve month periods ended December 31, 2005 were $778,000 and $5,588,000 respectively, compared to $1,640,000 and $6,490,000 for the comparable 2004 periods, as we concluded the clinical portion of our Phase II clinical trials for use of Levulan(R) PDT in photodamaged skin and moderate to severe acne vulgaris. Contributing to the decrease in spending for the three and twelve month periods ended December 31, 2005, compared with the comparable 2004 periods, is the Company's receipt of a refund from the FDA for the 2003 and 2004 product and registration fees, which amounted to approximately $530,000.

Marketing and sales costs for the quarter and year ended December 31, 2005 were $2,183,000 and $9,069,000 respectively, compared to $2,720,000 and $7,622,000 for the comparable 2004 periods. The increase in spending in the twelve month period ended December 31, 2005 compared with the comparable 2004 period is mainly attributed to increased personnel-related costs as a result of the expansion of our sales force. The decrease in spending for the three month period ended December 31, 2005, in comparison to the comparable 2004 period, is due primarily to decreased spending on marketing materials.

General and administrative costs for the quarter and year ended December 31, 2005 were $1,516,000 and $6,703,000 respectively, compared to $1,434,000 and
$7,210,000 for the comparable 2004 periods. The decrease in spending for the full year to date in comparison to the prior year is mainly attributable to decreased legal costs due to the absence of patent litigation costs in Australia, partially offset by increased personnel-related costs.

As of December 31, 2005, total cash, cash equivalents, and marketable securities were $34,935,000, compared to $49,292,000 at the end of 2004. This decrease is primarily attributable to the funding of our operational expenses, most notably our marketing and sales and research and development efforts in support of our current and future products.

Included in other current assets at December 31, 2005 in the accompanying Condensed Consolidated Balance Sheet is approximately $830,000 of direct costs the Company incurred related to the previously announced definitive agreement to acquire all of the common stock of Sirius Laboratories Inc.

DUSA PHARMACEUTICALS, INC.
 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                           ------------
                                                      2005              2004
                                                  (UNAUDITED)
                                                  -----------      -----------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                      $ 4,210,675      $ 2,928,143
   Marketable securities                           30,579,486       46,222,969
   Accounts receivable                                373,130          711,016
   Inventory                                        1,860,793        1,417,160
   Other current assets                             1,961,617        1,472,692
                                                  -----------      -----------
     TOTAL CURRENT ASSETS                          38,985,701       52,751,980
   Restricted cash                                    144,541          140,764
   Restricted marketable securities                        --               --
   Property and equipment, net                      2,971,869        3,481,888
   Deferred charges and other assets                  228,520          276,256
                                                  -----------      -----------
TOTAL ASSETS                                      $42,330,631      $56,650,888
                                                  ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses          $ 4,002,050      $ 3,722,716
   Deferred revenue                                    94,283          230,715
                                                  -----------      -----------
     TOTAL CURRENT LIABILITIES                      4,096,333        3,953,431
   Other liabilities                                  205,570          190,439
                                                  -----------      -----------
TOTAL LIABILITIES                                   4,301,903        4,143,870
TOTAL SHAREHOLDERS' EQUITY                         38,028,728       52,507,018
                                                  -----------      -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $42,330,631      $56,650,888
                                                  ===========      ===========

DUSA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    THREE MONTHS ENDED                     TWELVE MONTHS ENDED
                                                       DECEMBER 31,                           DECEMBER 31,
                                                       ------------                           ------------
                                                2005                 2004               2005               2004
                                            (UNAUDITED)         (UNAUDITED)          (UNAUDITED)
                                            -----------         -----------          -----------       ------------
REVENUES
   Kerastick(R) Product Revenues, net      $  2,809,628        $  2,153,222        $  8,891,565        $  5,850,835
   BLU-U(R) Product Revenues, net               538,859             392,102           2,445,896           2,136,821
                                           ------------        ------------        ------------        ------------
   PRODUCT REVENUES, NET                      3,348,487           2,545,324          11,337,461           7,987,656

COST OF PRODUCT REVENUES
   Kerastick(R) Cost of Product Revenues
    and  Royalties                              941,940             800,722           3,583,650           2,023,685
   BLU-U(R) Cost of Product Revenues            490,073             461,412           2,629,951           1,851,333
                                           ------------        ------------        ------------        ------------
COST OF PRODUCT REVENUES AND ROYALTIES        1,432,013           1,262,134           6,213,601           3,875,018
GROSS MARGIN                                  1,916,474           1,283,190           5,123,860           4,112,638

OPERATING COSTS
   Research and development                     778,305           1,639,564           5,587,599           6,489,723
   Marketing and sales                        2,183,229           2,720,293           9,068,984           7,622,106
   General and administrative                 1,515,632           1,434,036           6,703,047           7,209,536
   Restructuring                                   --                  --               150,917                --
                                           ------------        ------------        ------------        ------------
TOTAL OPERATING COSTS                         4,477,166           5,793,893          21,510,547          21,321,365
                                           ------------        ------------        ------------        ------------
LOSS FROM OPERATIONS                         (2,560,692)         (4,510,703)        (16,386,687)        (17,208,727)
OTHER INCOME, NET                               327,996             454,456           1,387,978           1,579,747
                                           ------------        ------------        ------------        ------------
NET LOSS                                   $ (2,232,696)       $ (4,056,247)       $(14,998,709)       $(15,628,980)
                                           ============        ============        ============        ============
BASIC AND DILUTED NET LOSS PER COMMON
    SHARE                                  $      (0.13)       $      (0.24)       $      (0.89)       $      (0.96)
                                           ============        ============        ============        ============
WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING                16,967,501          16,871,219          16,932,138          16,317,078
                                           ============        ============        ============        ============

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development and marketing of Levulan(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with a primary focus on dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario. DUSA has also announced the signing of a definitive merger agreement with Sirius Laboratories of Vernon Hills, IL.

Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to beliefs regarding fourth quarter results, intention to incorporate recent acne results into development plans, timing of the results of the photodamage clinical trial, timing of the closing of the pending merger, and beliefs relating to gross margins being dependent on volume. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, changing market and regulatory conditions, the clinical trial process, the ability to obtain competitive levels of reimbursement by third-party payors, the maintenance of our patent portfolio, dependence on third-party manufacturers, the uncertainties of the litigation process, the ability to maintain our sales force, changes in our long and short term goals, fluctuations in the market price of the Company's common stock, unknown clinical trial results, the unknown sophistication of the security holders of Sirius Laboratories, and other risks and uncertainties identified in DUSA's Form 10-K for the year ended December 31, 2004.

For further information contact:
D. GEOFFREY SHULMAN, MD, Chairman & CEO
or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602
or visit www.dusapharma.com